Exhibit 99.1

Net1 cancels the exercise of its option to acquire a further 35% of Bank Frick

JOHANNESBURG, April 15, 2020 - Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS, JSE: NT1) ("Net1" or the "Company") today announced that it has cancelled the exercise of its option to acquire an additional 35% interest in Bank Frick & Co. AG ("Bank Frick") from the Kuno Frick Familienstiftung ("KFS"), in order to maintain liquidity in the current uncertain and volatile macroeconomic environment, and to sharpen its short-term focus on opportunities in South Africa and Africa. Net1 agreed to pay KFS an option termination fee of CHF 17 million (USD 17.5 million at prevailing exchange rates), and intends to retain its remaining 35% interest.

Bank Frick will continue to focus on its strategy of providing fintech and blockchain banking services to financial intermediaries, and will opportunistically leverage Net1 and its International Payments Group, to introduce new payment and blockchain-related products.

Despite the cancellation of the option, Net1 maintains a strong relationship with the management and shareholders of Bank Frick, and will continue working closely with them. The board would like to thank KFS and Bank Frick for their understanding and support during these unprecedented times.

About Net1 (www.net1.com)

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

About Bank Frick (www.bankfrick.li)

Bank Frick specialises in banking for intermediaries. The Liechtenstein bank provides a fully integrated offering of classic banking and blockchain banking services. Its clients include in particular fintechs, asset managers, payment service providers, family offices, fund promoters, pension funds and fiduciaries.

Bank Frick was founded in 1998 by the Liechtenstein national Kuno Frick Sr as a licensed universal bank, with the majority now controlled by the Kuno Frick Family Foundation (65 per cent). Net1, the Nasdaq-listed financial technology group, owns 35 per cent of Bank Frick's share capital. Bank Frick has been family-run since its foundation and adopts an entrepreneurial approach. The Bank employs over 120 members of staff at its Balzers office and operates a branch in London, UK.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the impact of the current Covid-19 pandemic on the Company and its liquidity, the future direction of the Company's European strategy, the nature and execution of the Company's opportunities in South Africa and Africa; and other factors, many of which are beyond the Company's control, included in the Company's reports filed with the Securities and Exchange Commission, particularly in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com